Registration Statement No. 333-218604-02

Filed Under the Securities Act of 1933, Rule 424(b)(2)

 Product Supplement No. EQUITY ARN-1
(To Prospectus dated June 30, 2017

and Prospectus Supplement dated June 30, 2017)

 May 7, 2020

Accelerated Return Notes® “ARNs®” Linked to One or More Equity Indices or Exchange-Traded Funds

•	ARNs are unsecured senior notes issued by Credit Suisse AG, acting through one of its branches (“Credit Suisse”). Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of Credit Suisse.

•	ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs. Instead, the return on ARNs will be based on the performance of an underlying “Market Measure,” which will be an equity index (an “Index”), an exchange-traded fund (an “Underlying Fund”) or a basket of the foregoing.

•	ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the positive performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to any negative performance of the Market Measure on a 1-to-1 basis.

•	If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, up to the Capped Value. If the value of the Market Measure does not change from its Starting Value to its Ending Value, you will receive a Redemption Amount that equals the principal amount.

•	If the value of the Market Measure decreases from its Starting Value to its Ending Value, you will be subject to 1-to-1 downside exposure to that decrease. In such a case, you will lose all or a portion of the principal amount of your ARNs.

•	This product supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, the Participation Rate (as defined below) and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	ARNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer ARNs and BofAS will act in a principal capacity for your account.

ARNs are unsecured and are not savings accounts, deposits, or other obligations of a bank. ARNs are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Switzerland, or any other jurisdiction. Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement. You may lose all or a portion of your investment in ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

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ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor BofAS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about ARNs, you should not rely on it. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the applicable term sheet, is accurate only as of the date on their respective front covers.

Key Terms:

General:

ARNs are senior debt securities issued by Credit Suisse, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, Switzerland, or any other jurisdiction and are not secured by collateral. They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on ARNs, including any repayment of principal, are subject to our credit risk.

The return on ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you will lose all or a portion of your investment if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Each issue of ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem ARNs at any earlier date, except under the limited circumstances as set forth in the section “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” We will not make any payments on ARNs until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following, which will be set forth in the applicable term sheet:

•     U.S. broad-based Indices;

•     U.S. sector or style-based Indices;

•     non-U.S. or global Indices;

•     Underlying Funds; or

•     any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each Index or Underlying Fund included in any Basket as a “Basket Component.” If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

In the case of an Index, the “Starting Value” will be the closing level of that Index on the date when ARNs are priced for initial sale to the public (the “pricing date”).

In the case of an Underlying Fund, the “Starting Value” will be the Closing Market

Price (as defined below) of that Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of ARNs—Basket Market Measures.”

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of that Index on each calculation day during the Maturity Valuation Period (each as defined below).

In the case of an Underlying Fund, unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the product of (i) the Closing Market Prices of that Underlying Fund multiplied by (ii) the Price Multiplier of that Underlying Fund on each calculation day during the Maturity Valuation Period.

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of ARNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:	The maximum Redemption Amount. Your investment return will be limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Price Multiplier:	Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for an Underlying Fund will be 1, and will be subject to adjustment for certain events relating to that Underlying Fund described below under “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will be subject to 1-to-1 downside exposure to that decrease, and you will receive a Redemption Amount that is less than the principal amount.

Any payments due on ARNs, including any repayment of principal, are subject to our credit risk as issuer of ARNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:	You may lose all or a portion of the principal amount of your ARNs. Further, if you sell your ARNs prior to maturity, the price you receive may be less than the price that you paid for your ARNs.

Calculation Agent:	The calculation agent will make all determinations associated with ARNs, such as determining the Starting Value, the Price Multiplier, the Ending Value and the Redemption Amount. We may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as the calculation agent for ARNs. Alternatively, we and BofAS or one of its affiliates may act as joint calculation agents for ARNs. See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to ARNs and does not relate to any Index or Underlying Fund that comprises the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you. If information in this product supplement is inconsistent with information in the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement. You should carefully review the applicable term sheet to understand the specific terms of your ARNs.

Neither we nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell ARNs to anyone and are not soliciting an offer to buy ARNs from anyone in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Credit Suisse. Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group AG.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS

Your investment in ARNs is subject to significant investment risks, many of which differ from those of a conventional debt security. Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.

General Risks Relating to ARNs

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on ARNs at maturity. The return on ARNs will be based on the performance of the Market Measure and, therefore, you will lose all or a portion of the principal amount of your ARNs if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Your return on ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return will be limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or any of its underlying assets. The appreciation potential of ARNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure (or any of its underlying assets) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying assets).

In addition, unless otherwise set forth in the applicable term sheet or in “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” of this product supplement, the Ending Value will not reflect the value of dividends paid, or distributions made, on the Market Measure or any of its underlying assets, or any other rights associated with the Market Measure or those underlying assets. Thus, any return on ARNs will not reflect the return you would realize if you actually owned the Market Measure or any of its underlying assets.

Additionally, the Market Measure may consist of one or more Indices calculated in a non-U.S. currency, which include securities traded in such non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your ARNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in that Index or those Indices.

Payments on ARNs are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of ARNs. ARNs are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of ARNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs. However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.

Our initial estimated value of ARNs will be determined based on our proprietary pricing models, and may not be comparable to estimated values of similar notes of other issuers. The initial estimated value of ARNs, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility of the Market Measure and time to maturity of ARNs, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates. Because we will use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of ARNs will be greater than if we used our secondary market credit rates in valuing ARNs.

The public offering price you pay for ARNs will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and an expected hedging related charge.

Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your ARNs may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and an expected hedging related charge and the internal funding rate we use in pricing ARNs. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of ARNs, including changes in the value of the Market Measure, are expected to reduce the price at which you may be able to sell ARNs in any secondary market and will affect the value of ARNs in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BofAS or any of our affiliates would be willing to purchase your ARNs in any secondary market (if any exists) at any time. BofAS has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include BofAS’s trading commissions and mark-ups. If you sell your ARNs to a dealer other than BofAS in a secondary market transaction, the dealer may impose its own discount or commission. BofAS has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions after the pricing date, BofAS may offer to buy ARNs in the secondary market at a price that may exceed the initial estimated value of ARNs for a short initial period after the issuance of ARNs. That higher price reflects costs that are expected to be included in the public offering price of ARNs, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We cannot assure you that there will be a trading market for your ARNs. If a secondary market exists, we cannot predict how ARNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for ARNs, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those ARNs might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those ARNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list ARNs on any securities exchange or quotation system. Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term. The listing of ARNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of ARNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value. In addition, because the Ending Value will equal the average of the closing levels or Closing Market Prices, as applicable, of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the closing level or Closing Market Price (as adjusted by the relevant Price Multiplier), as applicable, of the Market Measure on any particular calculation day.

If your ARNs are linked to a Basket, changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components. The Market Measure of your ARNs may be a Basket. In such a case, changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the values of the Basket Components which are more heavily weighted will have a greater impact upon the value of the Market Measure and, consequently, the return on your ARNs.

The respective publishers of the applicable Indices may adjust those Indices in a way that affects their levels, and these publishers have no obligation to consider your interests.

Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an Index to which your ARNs are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete or substitute the components included in that Index or make other methodological changes that could change its level. A new security included in an Index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable Index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an Index. Any of these actions could adversely affect the value of your ARNs. The Index Publishers will have no obligation to consider your interests in calculating or revising any Index.

Exchange rate movements may adversely impact the value of ARNs. If any of a Market Measure’s underlying assets is traded in a currency other than U.S. dollars and, for purposes of the applicable Market Measure, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar increases against the currencies of those underlying assets, the value of the applicable Market Measure may be adversely affected and the Redemption Amount may be reduced. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. ARNs are not designed to be short-term trading instruments. You have no right to have your ARNs redeemed prior to maturity. If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your ARNs or no market at all. Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of ARNs prior to maturity generally will depend a significant extent on the value of the Market Measure. In general, it is expected that the market value of ARNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of ARNs may not increase or decrease at the same rate. If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount for ARNs will not exceed the applicable Capped Value, we do not expect that ARNs will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock or commodity markets generally, may adversely affect the value of the Market Measure and the market value of ARNs. If the Market Measure includes one or more Indices or Underlying Funds that have underlying assets based in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your ARNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of ARNs. In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of ARNs. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of ARNs may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of ARNs will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your ARNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your ARNs, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your ARNs.

•	Our Financial Condition and Creditworthiness. Our actual and perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of ARNs. However, because the value of ARNs depends upon factors in addition to Credit Suisse’s ability to pay its obligations, such as the value of the Market Measure, a decrease in our credit spreads or an improvement in our credit ratings will not reduce the other investment risks related to ARNs or necessarily increase the market value of ARNs.

•	Time to Maturity. There may be a disparity between the market value of ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on ARNs and their market value.  We, the agents, and our respective affiliates may buy or sell the Market Measure, any of its underlying assets, futures, options contracts or exchange-traded instruments on the Market Measure or any of its underlying assets, or other listed or over-the counter derivative instruments linked to the Market Measure or any of its underlying assets.  We, the agents, and our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs.  These transactions could adversely affect the value of a Market Measure in a manner that could be adverse to your investment in ARNs.  On or before the applicable pricing date, any purchases by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging our obligations under ARNs) may increase the value of a Market Measure or any of its underlying assets. Consequently, the values of that Market Measure or any of its underlying assets may decrease subsequent to the pricing date of an issue of ARNs, which may adversely affect the market value of ARNs.

We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities for business reasons generally and in anticipation of the sale of ARNs.  From time to time, we, the agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into and may liquidate or close out a portion of these holdings at or about the time of maturity of ARNs, including during the Maturity Valuation Period. These hedging activities may decrease the value of the Market Measure prior to maturity of ARNs, and may reduce the Redemption Amount.

Furthermore, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in ARNs, and may hold or resell ARNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to any of its underlying assets that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of ARNs.

We, the agents, and one or more of our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under ARNs. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to ARNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on ARNs is more or less than the principal amount of ARNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of ARNs, which creates an additional incentive to sell ARNs to you.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We may be the calculation agent or act as joint calculation agent for ARNs and, as such, will determine the Starting Value, the Price Multiplier, the

Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of a Market Measure is discontinued. See the sections entitled “Description of ARNs—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index” and “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for ARNs. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal tax consequences of an investment in ARNs are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of ARNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of ARNs are uncertain, and the IRS or a court might not agree with the treatment of ARNs as prepaid financial contracts that are “open transactions” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of ARNs, the tax consequences of ownership and disposition of ARNs might be materially and adversely affected. Even if the treatment of ARNs as prepaid financial contracts that are “open transactions” is respected, an ARN that is linked to a Market Measure that includes underlying equity interests in certain types of entities (including exchange-traded funds, real estate investment trusts and partnerships) may be subject to adverse treatment under the “constructive ownership” rules.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to U.S. equities.  This withholding regime generally applies to financial instruments that substantially replicate the economic performance of one or more U.S. equities, as determined based on tests set forth in the applicable regulations.  The Section 871(m) regime requires complex calculations to be made with respect to financial instruments linked to U.S. equities, and its application to a specific issue of ARNs may be uncertain.  Accordingly, even if we determine that certain ARNs are not subject to Section 871(m), the IRS could challenge our determination and assert that withholding is required in respect of those ARNs.  Moreover, the application of Section 871(m) to an ARN may be affected if a non-U.S. investor enters into other transactions relating to a Market Measure.  Non-U.S. investors should consult their tax advisors regarding the application of Section 871(m) in their particular circumstances. If withholding applies to ARNs, neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to amounts withheld.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in ARNs, possibly with retroactive effect.

Both U.S. and non-U.S. persons should read carefully the section of this product supplement entitled “United States Federal Tax Considerations” and consult their tax advisors regarding the U.S. federal tax consequences of an investment in ARNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Market Measures

No investment advisor, publisher or sponsor of a Market Measure (each, a “Market Measure Publisher”) will have any obligations relating to ARNs. No Market Measure Publisher will have any financial or legal obligation with respect to ARNs or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any actions that might affect the value of the Market Measure or the value of ARNs. No Market Measure Publisher will receive any of the proceeds from any offering of ARNs, and no Market Measure Publisher will be responsible for, or participate in, the offering of ARNs. No Market Measure Publisher will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of ARNs.

Neither we nor any agent has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Market Measure or as to the future performance of any Market Measure. Any prospective purchaser of ARNs should undertake such independent investigation of any Market Measure as in its judgment is appropriate to make an informed decision with respect to an investment in ARNs.

You must rely on your own evaluation of the merits of an investment linked to any applicable Market Measure. In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure, any underlying asset or any Index underlying an Underlying Fund (an “Underlying Index”), and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and any of its underlying assets from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of ARNs, you will have no rights to receive any Market Measure or any of its underlying assets, and you will not be entitled to receive securities, dividends or other distributions by the Market Measure or the issuers of any underlying assets. ARNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in ARNs will not make you a holder of the Market Measure or any of its underlying assets. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against a Market Measure Publisher, or any other rights with respect to the Market Measure or any of its underlying assets. As a result, the return on your ARNs may not reflect the return you would realize if you actually owned the Market Measure or any of its underlying assets and received the dividends paid or other distributions made in connection with them. Additionally, the values of certain Market Measures reflect only the prices of the securities included in those Indices or Underlying Funds and do not take into consideration the value of dividends paid on those securities. Your ARNs will be paid in cash and you have no right to receive the Market Measure or any of its underlying assets.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any of those companies. We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any Index or Underlying Fund, or any Underlying Index. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of ARNs or will have any obligation of any sort with respect to ARNs. As a result, none of those companies will have any obligation to take your interests as holders of ARNs into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities represented by the Market Measure or the value of ARNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or ARNs may create conflicts of interest with you. We, the agents, and our respective affiliates, at the time of any offering of ARNs or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including ARNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs. Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your ARNs. None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of ARNs regarding any matters whatsoever relating to the issuers of the securities included in the Market Measure. Any prospective purchaser of ARNs should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in ARNs. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Additional Risks Relating to Underlying Funds

There are liquidity and management risks associated with an Underlying Fund. Although shares of an Underlying Fund will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of that Underlying Fund or that there will be liquidity in the trading market.

Underlying Funds are subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

The respective Market Measure Publisher may adjust the Underlying Fund or the Underlying Index in a way that affects its value, and they have no obligation to consider your interests. A Market Measure Publisher can change the investment policies of the applicable Underlying Fund or the policies concerning the calculation of the applicable Underlying Fund’s net asset value, or add, delete, or substitute the underlying assets held by the Underlying Fund or the components included in an Underlying Index, as the case may be, or make other methodological changes that could change the value of that Underlying Fund or Underlying Index. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of the price of its Underlying Fund, the net asset value of its Underlying Fund, or the level of its Underlying Index, as the case may be. Any of these actions could adversely affect the value of your ARNs. This could also result in the early redemption of your ARNs. See “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund.” The Market Measure Publishers will have no obligation to consider your interests in calculating or revising any Underlying Fund or Underlying Index.

Risks associated with the applicable Underlying Index, or underlying assets of an Underlying Fund, will affect the price of that Underlying Fund and hence, the value of ARNs. An Underlying Fund is a fund which may hold a variety of underlying assets, including stocks, bonds, commodities or derivative instruments, and which performance may be designed to track the performance of an Underlying Index. While ARNs are linked to an Underlying Fund and not to its underlying assets or Underlying Index, risks associated with its underlying assets or Underlying Index will affect the share price of that Underlying Fund and hence the value of ARNs. Some of the risks that relate to an Underlying Index include those discussed below in this product supplement in relation to equity based- and commodity-based Underlying Funds, which you should review before investing in ARNs.

The performance of an Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility. If an Underlying Fund is designed to track the performance of an Underlying Index, the performance of the Underlying Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Underlying Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying Fund, differences in trading hours between the Underlying Fund (or the underlying assets held by the Underlying Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of an Underlying Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying Fund may differ from its net asset value per share; shares of the Underlying Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by an Underlying Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Fund and the liquidity of the Underlying Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Fund. As a result, under these circumstances, the market value of shares of the Underlying Fund may vary substantially from the net asset value per share of the Underlying Fund.

For the foregoing reasons, the performance of an Underlying Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on ARNs to the extent dependent on the performance of the Underlying Fund may not be the same as an investment directly in the underlying assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

If an Underlying Fund holds underlying assets traded on foreign exchanges, time zone differences may create discrepancies between the values of those underlying assets and the value of ARNs. As a result of the time zone difference, if applicable, between the cities where the underlying assets held by an Underlying Fund trade and the cities in which shares of that Underlying Fund are traded, there may be discrepancies between the values of the relevant underlying assets and the trading prices of that Underlying Fund. In addition, there may be periods when the foreign exchange markets are closed for trading (for example during holidays in a country other than the United States) that may result in the values of the relevant non-U.S. underlying assets remaining unchanged for multiple Market Measure Business Days in the locations where ARNs (or any related Underlying Fund) trade. Conversely, there may be periods in which the foreign exchange markets are open, but the securities markets in which ARNs (or any related Underlying Fund) trade are closed.

The payment on ARNs will not be adjusted for all events that could affect an Underlying Fund. The Price Multiplier(s), the Ending Value, the Redemption Amount, and other terms of ARNs may be adjusted for the specified events affecting any Underlying Fund, as described in the section entitled “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” However, these adjustments do not cover all events that could affect the market price of an Underlying Fund. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity may adversely affect the Closing Market Price of any Underlying Fund, the Ending Value and the Redemption Amount, and, as a result, the market value of ARNs.

Risks Relating to Equity-Based Underlying Funds

If an Underlying Fund holds equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your ARNs, include:

•	Market Volatility. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Risks Relating to Commodity-Based Underlying Funds

The prices of commodities held by an Underlying Fund may change unpredictably, affecting the value of your ARNs in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the value of an Underlying Fund in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Underlying Funds may be concentrated in only a few, or even a single industry (e.g., energy). These Underlying Funds are likely to be more volatile than those that hold a broad base of commodities.

If the liquidity of the components of any Underlying Fund is limited, the value of ARNs may be adversely affected. Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity would likely have an adverse effect on the value of any such Underlying Fund and, therefore, on the return, if any, on your ARNs. Limited liquidity relating to the components of an Underlying Fund may also result in the Market Measure Publisher being unable to determine the value of its Underlying Fund using its normal means. The resulting discretion by the Market Measure Publisher of an Underlying Fund in determining the value could adversely affect the value of ARNs.

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of your ARNs. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) could have an adverse effect on the value of or trading in shares of an Underlying Fund and therefore, the value of ARNs.

Legal and regulatory changes could adversely affect the return on and value of your ARNs. The value of the commodities held by an Underlying Fund could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC’s rules providing for such position limits have been, and may in the future be, subject to litigation challenging their validity, the potential final outcome of which cannot be known at this time. While the ultimate scope and effect of any final and implemented position limit rules are not yet known, these limits will likely restrict the ability of many market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect an Underlying Fund and the value of your ARNs.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Underlying Fund and your ARNs.

ARNs will not be regulated by the CFTC. ARNs will not be interests in a commodity pool nor will they be regulated by the CFTC as a commodity pool. Further, we will not be registered with the CFTC as a commodity pool operator. ARNs will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM, and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections for persons who trade in futures contracts or who invest in regulated commodity pools.

An Underlying Fund may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. An Underlying Fund may own commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges.

Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant commodities or contracts. These factors could reduce the value of the applicable Underlying Fund and the value of your ARNs.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing ARNs.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

Unless otherwise specified in any term sheet, we intend to use the proceeds from each offering of ARNs for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the proceeds from any offering to hedge our obligations under ARNs. In addition, we may also invest the proceeds temporarily in short-term securities. The net proceeds will be applied exclusively outside Switzerland unless Swiss fiscal laws allow such usage in Switzerland without triggering Swiss withholding taxes on interest payments on debt instruments.

DESCRIPTION OF ARNs

General

ARNs are part of a series of senior debt securities that we may issue under our senior indenture, dated as of March 29, 2007, as it has been and may be amended from time to time, between Credit Suisse and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “senior indenture”). This product supplement summarizes financial and other terms that apply generally to ARNs and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of ARNs and the aggregate principal amount of each issue of ARNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.

Prior to the maturity date, ARNs are not redeemable by us, except under the limited circumstances as set forth in the section “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds,” or repayable at the option of any holder. ARNs are not subject to any sinking fund. ARNs are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue ARNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet. You may transfer ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

Your participation in any upside performance of the Market Measure underlying your ARNs will also be impacted by the Participation Rate. The “Participation Rate” will be 300% for ARNs unless otherwise set forth in the applicable term sheet.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

If specified in the applicable term sheet, your ARNs may be “Relative Value ARNs,” the return on which will be determined based on the relative performance of two or more indices. The specific terms of any Relative Value ARNs will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your ARNs.

An investment in ARNs does not entitle you to any ownership interest in the Market Measure or any of its underlying assets, including any voting rights, dividends paid, or other distributions made, or any other rights with respect to the Market Measure or any of its underlying assets.

The Starting Value and the Ending Value

Starting Value

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of that Index on the pricing date.

In the case of an Underlying Fund, unless otherwise specified in the applicable term sheet, the “Starting Value” will be the Closing Market Price (as defined below) of that Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of that Index determined on each calculation day during the Maturity Valuation Period.

In the case of an Underlying Fund, unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the product of (i) the Closing Market Prices of that Underlying Fund multiplied by (ii) the Price Multiplier of that Underlying Fund on each calculation day during the Maturity Valuation Period.

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

The “Closing Market Price” for one share of an Underlying Fund (or one unit of any other security for which a Closing Market Price must be determined) on any Market Measure Business Day means any of the following:

•	if the Underlying Fund (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq

Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Fund (or such other security) is listed or admitted to trading;

•	if the Underlying Fund (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•	if the closing price of the Underlying Fund (or such other security) cannot be determined as set forth in the two bullet points above, and the Underlying Fund (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Fund (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Fund (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for an Underlying Fund will be 1, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Fund will be subject to adjustment for certain events relating to that Underlying Fund described below under “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, as to any Index, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable Index (or any successor) comprising the Market Measure is calculated and published. Unless otherwise specified in the applicable term sheet, as to any Underlying Fund, a “Market Measure Business Day” means a day on which the securities exchange on which that Underlying Fund has its primary listing is open for trading.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level or Closing Market Price, as applicable, of the Market Measure for the applicable non-calculation day will be the closing level or Closing Market Price, as applicable, of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level or Closing Market Price, as applicable, of the Market Measure on the next calculation day will also be the closing level or Closing Market Price, as applicable, for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level or Closing Market Price, as applicable, of the Market Measure for that non-calculation day and each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

Market Disruption Events

As to any Index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an Index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to Indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

As to any Underlying Fund, a Market Disruption Event means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Fund (or the successor underlying fund, as defined below) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Fund (or the successor underlying fund) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Fund;

(C)	with respect to an Underlying Fund that holds equity securities, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the relevant Underlying Index (or the successor underlying index, as defined below) trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Underlying Index or any successor underlying index; and

(D)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the relevant Underlying Index (or the successor underlying index) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Underlying Index or any successor underlying index;

The applicable term sheet will identify, if applicable, any additions or changes to the Market Disruption Events for an Underlying Fund, including a commodity-based Underlying Fund.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Underlying Fund (or successor underlying fund) or the relevant futures or options contracts relating to such shares or the relevant Underlying Index (or any successor underlying index) will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Fund (or successor underlying fund) or the relevant Underlying Index (or any successor underlying index), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Fund;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clauses (A) and (C) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an Index or in another way that changes the Index such that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the Index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the Index as if those changes or modifications had not been made, and calculate the closing level of the Index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an Index to which an issue of ARNs is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original Index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of ARNs.

If an Index Publisher discontinues publication of the Index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance as if that day were a calculation day. The calculation agent will make available to holders of ARNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an Index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any Index to which your ARNs are linked may adversely affect trading in ARNs.

Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds

As to any Underlying Fund, the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of ARNs (such as the Starting Value), if an event described below occurs after the pricing date and on or before the final calculation day during the Maturity Valuation Period and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the applicable Underlying Fund or successor underlying fund.

The Price Multiplier for any Underlying Fund resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Fund.

No adjustments to the Price Multiplier for any Underlying Fund or any other terms of ARNs will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of ARNs to reflect changes to an Underlying Fund if the calculation agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Fund or any other terms of ARNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of equity securities by the Underlying Fund for cash or in connection with the occurrence of a partial tender or exchange offer for shares of the Underlying Fund by the Underlying Fund.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Fund or any of the other terms of ARNs, the calculation agent may (but is not required to) provide holders of ARNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of ARNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Fund (and as a result, the Ending Value) and other terms of ARNs as a result of certain events related to an Underlying Fund, which include, but are not limited to, the following:

Share Splits and Reverse Share Splits. If an Underlying Fund is subject to a share split or reverse share split, then once such split has become effective, the Price Multiplier for that Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	the number of shares that a holder of one share of the Underlying Fund before the effective date of the share split or reverse share split would have owned immediately following the applicable effective date.

•	For example, a two-for-one share split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse share split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Share Dividends. If an Underlying Fund is subject to (i) a share dividend (i.e., an issuance of additional shares of Underlying Fund) or (ii) a distribution of additional shares of the Underlying Fund as a result of the triggering of any provision of the organizational documents of the Underlying Fund or otherwise that is given ratably to all holders of the Underlying Fund, then, once the dividend has become effective and the Underlying Fund is trading ex-dividend, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the share dividend with respect to one share of the Underlying Fund;

provided that no adjustment will be made for a share dividend for which the number of shares of the Underlying Fund paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a share dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier of an Underlying Fund to reflect any cash dividends or cash distributions paid with respect to that Underlying Fund other than Extraordinary Dividends, as described below, and distributions described under the sections entitled “—Other Distributions” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Fund, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the relevant Underlying Fund’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Fund on the Market Measure Business Day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Fund on that preceding Market Measure Business Day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•	in the case of cash dividends or other distributions that are paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that are not paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the applicable Underlying Fund described under the sections entitled “—Other Distributions” and “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Other Distributions. If an Underlying Fund, after the pricing date, declares or makes a distribution to all holders of the shares of the applicable Underlying Fund of any class of its securities (other than shares of the applicable Underlying Fund), evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, once the distribution has become effective and the shares are trading ex-dividend, the Price Multiplier for that Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which will be the Current Market Price per share of the applicable Underlying Fund, and the denominator of which will be the Current Market Price per share of the applicable Underlying Fund, less the fair market value, as determined by the calculation agent, as of the time the adjustment is effected of the portion of the capital stock, evidences of indebtedness, rights or warrants, or other non-cash assets so distributed or issued applicable to one share of the applicable Underlying Fund.

The “Current Market Price” of any Underlying Fund means the arithmetic average of the Closing Market Prices of one share of that Underlying Fund for the five Market Measure Business Days prior to the Market Measure Business Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Price Multiplier.

“Ex-dividend date” means the first Market Measure Business Day on which transactions in the shares of any Underlying Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “fair market value” of any such distribution means the value of such distributions on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the fair market value will equal the Closing Market Price of such distributed property on such ex-dividend date.

Reorganization Events

If after the pricing date and on or before the final calculation day during the Maturity Valuation Period as to any Underlying Fund, the Underlying Fund, or its successor, has been subject to a merger, combination, consolidation, or statutory exchange of securities with another exchange-traded fund, and the Underlying Fund is not the surviving entity, then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier for such Underlying Fund or any other terms of ARNs as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on ARNs of that event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Fund or to ARNs), and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem the Underlying Fund to be de-listed, liquidated, discontinued, or otherwise terminated, the treatment of which is described below under “—Discontinuance of or Material Change to an Underlying Fund.”

Discontinuance of or Material Change to an Underlying Fund

If shares of an Underlying Fund are de-listed from its primary securities exchange (or any other relevant exchange), liquidated, or otherwise terminated, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Underlying Fund (that exchange-traded fund being referred to herein as a “successor underlying fund”). In that event, the calculation agent will adjust the applicable Price Multiplier, as necessary, such that the successor underlying fund closely replicates the performance of the Underlying Fund.

If an Underlying Fund (or a successor underlying fund) is de-listed, liquidated, or otherwise terminated and the calculation agent determines that no adequate substitute for the Underlying Fund (or a successor underlying fund) is available, then the calculation agent will, in its sole discretion, calculate the Closing Market Price of that Underlying Fund (or a successor underlying fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Underlying Fund (or a successor underlying fund). If the calculation agent determines that no such computation methodology will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of ARNs to be accelerated as described below.

If a successor underlying fund is selected or the calculation agent calculates the Closing Market Price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying Fund (or a successor underlying fund), that successor underlying fund or substitute computation methodology, as applicable, will be substituted for the Underlying Fund (or that successor underlying fund) for all purposes of ARNs.

If at any time:

•	an Underlying Index (or the underlying index related to a successor underlying fund) is discontinued or ceases to be published and (i) the Market Measure Publisher of the Underlying Index or another entity does not publish a successor or substitute underlying index that the calculation agent determines, in its sole discretion, to be comparable to the Underlying Index (a “successor underlying index”) or (ii) the Market Measure Publisher of the Underlying Fund does not announce that the Underlying Fund will track the successor underlying index; or

•	an Underlying Fund (or a successor underlying fund) in any way is modified (including, but not limited to, a material change in the investment policies, objectives or methodology of the Underlying Fund, or a material change to the related Underlying Index) so that the Underlying Fund does not, in the opinion of the calculation agent, fairly represent the price per share of that Underlying Fund (or that successor underlying fund) had those changes or modifications not been made;

then, from and after that time, the calculation agent will make those calculations and adjustments that, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a Closing Market Price of that Underlying Fund (or that successor underlying fund) as if those changes or modifications had not been made. The calculation agent also may determine that no adjustment is required. If the calculation agent determines that no such calculation or adjustment will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of ARNs to be accelerated as described below.

The calculation agent will be solely responsible for the method of calculating the Closing Market Price of the Underlying Fund (or any successor underlying fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Notwithstanding these alternative arrangements, any modification or discontinuance of the Underlying Fund or the related Underlying Index may adversely affect trading in ARNs.

If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause ARNs to be accelerated to the fifth business day (the “date of acceleration”) following the date of that determination and the amount payable to you will be calculated as though the date of acceleration were the stated maturity date of ARNs and as if the final calculation day during the Maturity Valuation Period were the fifth Market Measure Business day prior to the date of acceleration. In addition, ARNs will not bear a default interest rate.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Components, and if necessary, the definition of Market Measure Business Day, will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level or Closing Market Price, as applicable, of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Underlying Fund ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level or Closing Market Price (1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Underlying Fund ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level or Closing Market Price, as applicable, of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level or Closing Market Price, as applicable, of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level or Closing Market Price, as applicable, of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level or Closing Market Price, as applicable, of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each scheduled Market Measure Business Day to and including the second scheduled Market Measure Business Day following the pricing date, or such dates are non-Market Measure Business Days, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

The calculation agent will calculate the value of the Basket on each calculation day by summing the products of the closing levels or Closing Market Prices, as applicable, of each Basket Component on that calculation day (multiplied by its Price Multiplier on that day, if applicable) and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels or Closing Market Prices, as applicable, of the Basket Components for that non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level or Closing Market Price, as applicable, of each Basket Component that is not an Affected Basket Component will be its closing level or Closing Market Price, as applicable, on such non-calculation day.

•	The closing level or Closing Market Price, as applicable, of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the last paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Price Multiplier, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index or successor underlying fund, Market Measure Business Days, business days, calculation days, non-calculation days and determinations related to any adjustments to, or discontinuance of, any Index or Underlying Fund. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as the calculation agent for ARNs. Alternatively, we and BofAS or one of its affiliates may act as joint calculation agents for ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Purchases

We may at any time purchase ARNs, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of any ARNs by us, such ARNs will be cancelled by the trustee.

Book-Entry, Delivery and Form

We will issue ARNs in the form of one or more fully registered global securities, or the global notes, in denominations of $10 or integral multiples of $10 greater than $10 or such other denominations specified in the applicable term sheet. We will deposit ARNs with, or on behalf of, DTC, as the depositary, and will register ARNs in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as ARNs are represented by the global notes, we will pay the Redemption Amount on ARNs, if any, to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Book-Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Events of Default and Acceleration

Events of default are defined in the senior indenture. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if ARNs matured on the date of acceleration and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above.  In case of a default in payment of ARNs, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, ARNs will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of ARNs. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” beginning on page S-5 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

CREDIT SUISSE AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on April 22, 1993. It is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by the Financial Market Supervisory Authority in Switzerland, is authorized by the Prudential Regulation Authority in the U.K., and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the U.K. CSLB’s address is One Cabot Square, London EC14 4QJ, and its telephone number is +44 20 7888 8888. For additional information, see “Credit Suisse” in the accompanying prospectus.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under ARNs for all purposes under ARNs. ARNs will remain obligations of Credit Suisse, notwithstanding any such substitution.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of ARNs.

It applies to you only if you purchase ARNs for cash in the initial offering at the original offering price as stated in the applicable term sheet and hold ARNs as capital assets within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences, or if you are an investor subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to ARNs;

•	a person holding ARNs as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to such ARNs;

•	a person required under Section 451(b) of the Code to match the timing of taxable income to an “applicable financial statement”;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ARNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding ARNs or a partner in such a partnership, you should consult your tax advisor as to the particular U.S. federal tax consequences of holding and disposing of ARNs to you.

We will not attempt to ascertain whether any issuer of any Fund or shares that underlie an Index included in the Market Measure (an “underlying security”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If the issuer of an underlying security were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder (as defined below), upon the sale, exchange or other disposition of the ARNs. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying securities and consult your tax advisor regarding the possible consequences to you if an issuer of an underlying security is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare tax on net investment income. You should consult your tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of ARNs), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable term sheet. Accordingly, you should also consult the applicable term sheet for any additional discussion of U.S. federal taxation with respect to the specific ARNs offered thereunder.

Tax Treatment of ARNs

Unless otherwise indicated in the applicable term sheet, under current law, we intend to treat ARNs as prepaid financial contracts that are “open transactions” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of ARNs or similar instruments, significant aspects of the treatment of an investment in ARNs are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in ARNs. Unless otherwise indicated, the following discussion is based on the treatment of ARNs as prepaid financial contracts that are “open transactions.”

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if you are a beneficial owner of ARNs that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You generally should not be required to recognize income over the term of your ARNs prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of ARNs. Upon a sale, exchange or retirement of ARNs, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in ARNs that are sold, exchanged or retired. Your tax basis in ARNs generally should equal the amount you paid to acquire them. Subject to the discussion in “—Potential Application of Section 1260 of the Code” below, this gain or loss generally should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held ARNs for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Possible Taxable Event

In the event of a change in the methodology by which an Index included in the Market Measure is calculated, a change in the components of an Index, the designation of a successor index or underlying fund or other similar circumstances resulting in a material change to the Market Measure, it is possible that your ARNs could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes. In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to your ARNs, and the treatment of your ARNs after the deemed reissuance could differ from that described herein.

Potential Application of Section 1260 of the Code

If ARNs are linked to a Market Measure that is a Fund or an Index where one of the underlying securities constitutes an equity interest in one of a specified list of entities, including an exchange-traded fund or other regulated investment company, a real estate investment trust, partnership, or PFIC, it is possible, depending upon the specific terms of such ARNs, that an investment in such ARNs will be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of such ARNs would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held such ARNs, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. The amount of “net underlying long-term capital gain” is treated as zero unless the actual amount of “net underlying long-term capital gain” is established by clear and convincing evidence. Due to the lack of governing authority under Section 1260, we do not expect that our counsel will be able to opine as to whether or how these rules will apply to ARNs that are linked to a Market Measure of the type described above. Prospective purchasers should consult their tax advisors regarding the possible application of Section 1260 to ARNs.

Possible Alternative Tax Treatments of an Investment in ARNs

Alternative U.S. federal income tax treatments of ARNs are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to ARNs. It is possible, for example, that ARNs could be treated as debt instruments issued by us. Under this treatment, “long-term” ARNs (i.e., ARNs that mature, after taking into account the last possible date that such ARNs could be outstanding under their terms, more than one year from the date of their issuance) would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of accounting for U.S. federal income tax purposes, you would generally be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of such ARNs, in each year that you held the ARNs, even though we are not required to make any payment with respect to ARNs prior to maturity. In addition, any gain recognized on the sale, exchange or retirement of such ARNs would be treated as ordinary income. If ARNs that are not “long-term” ARNs were treated as debt instruments, all or a portion of the gain you recognize on a sale, exchange or retirement of ARNs could be treated as ordinary income.

Other possible U.S. federal income tax treatments of ARNs could also affect the timing and character of income or loss with respect to ARNs. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in ARNs, possibly with retroactive effect. You should consult your tax advisor concerning the U.S. federal income tax consequences of an investment in ARNs, including possible alternative treatments and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. holders. You are a “Non-U.S. Holder” if you are a beneficial owner of ARNs that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition of ARNs or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold ARNs, you should consult your tax advisor regarding the U.S. federal tax consequences of an investment in ARNs.

Sale, Exchange or Retirement of ARNs. Subject to the possible application of Section 897 of the Code and the discussions below regarding Section 871(m), FATCA and backup withholding, you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you upon the sale, exchange or retirement of ARNs, provided that income in respect of ARNs is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from ARNs is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are such a Non-U.S. Holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of ARNs were recharacterized as debt instruments, subject to the possible application of Section 897 of the Code and the discussions below regarding Section 871(m) and FATCA, any payment made to you with respect to ARNs generally should not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of ARNs is not effectively connected with your conduct of a trade or business in the United States and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

As discussed above under “Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in ARNs,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments similar to ARNs should be subject to U.S. federal withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. If withholding is required, neither we nor our Agents (including BofAS) will not be required to pay any additional amounts with respect to amounts so withheld.

Possible Withholding under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to “specified equity linked instruments” (“specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“qualified indices”) as well as securities that track such indices (“qualified index securities”).

Although the Section 871(m) regime became effective in 2017, the regulations and an IRS Notice phase in the application of Section 871(m) as follows:

•	For financial instruments issued before 2023, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2023 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

Delta is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the U.S. underlying equity. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the U.S. underlying equity that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of ARNs, i.e., when all material terms have been agreed on, and (ii) the issuance of ARNs. However, if the time of pricing is more than 14 calendar days before the issuance of ARNs, the calculation date is the date of the issuance of such ARNs. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the issuance of ARNs. As a result, you should acquire such ARNs only if you are willing to accept the risk that such ARNs are treated as specified ELIs subject to withholding.

If the terms of ARNs are subject to a “significant modification” (for example, upon an event discussed above under “Tax Consequences to U.S. Holders—Possible Taxable Event”), such ARNs generally will be treated as reissued for this purpose at the time of the significant modification, in which case such ARNs could become specified ELIs at that time.

If ARNs are specified ELIs, withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on such ARNs or upon the date of maturity, lapse or other disposition of such ARNs by you, or possibly upon certain other events. Depending on the circumstances, the applicable withholding agent may withhold the required amounts from payments on such ARNs, from proceeds of the retirement or other disposition of such ARNs, or from your other cash or property held by the withholding agent.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend,

it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of a U.S. underlying equity and the delta; or (ii) in the case of a “complex” contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for a specified ELI issued prior to 2019 that has a “delta” of one will be calculated in the same manner as (i) above, using a “delta” of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the U.S. underlying equity.

Neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to amounts withheld.

Depending on the terms of an issue of ARNs and whether or not they are issued after 2023, the pricing supplement may contain additional information relevant to Section 871(m), such as whether such ARNs reference a qualified index or qualified index security; whether they are “simple” contracts; the “delta” and the number of shares multiplied by delta (for simple contracts); and whether the “substantial equivalence test” is met and the initial hedge (for complex contracts).

Prospective purchasers of ARNs should consult their tax advisors regarding the potential application of Section 871(m) to such ARNs. Our determination is binding on Non-U.S. Holders, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to ARNs linked to U.S. equities and their application to a specific issue of ARNs may be uncertain. Accordingly, even if we determine that certain ARNs are not specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those ARNs. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to a Market Measure, you could be subject to withholding tax or income tax liability under Section 871(m) even if such ARNs are not specified ELIs subject to Section 871(m) as a general matter. Non-U.S. Holders should consult their tax advisors regarding the application of Section 871(m) in their particular circumstances.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, ARNs may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax advisor regarding the U.S. federal estate tax consequences of investing in the ARNs.

Information Reporting and Backup Withholding

Amounts paid on ARNs, and the proceeds of a sale, exchange or other disposition of ARNs, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest, dividends or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest, dividends or dividend equivalents. Regulations proposed by the U.S. Treasury Department reflect an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If ARNs were recharacterized as debt instruments or are subject to Section 871(m), the withholding regime under FATCA would generally apply to such ARNs. If withholding applies to ARNs, neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to amounts withheld. If you are a Non-U.S. Holder, or a U.S. Holder holding ARNs through a Non-U.S. intermediary, you should consult your tax advisor regarding the potential application of FATCA to such ARNs.

THE TAX CONSEQUENCES TO HOLDERS OF OWNING AND DISPOSING OF ARNS ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF ARNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986 (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (within the meaning of U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In considering an investment in ARNs for of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing ARNs. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in ARNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, ARNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase ARNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ARNs and related lending transactions, provided that neither the issuer of ARNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration (within the meaning of Section 408(b)(17) of ERISA or Section 4975(f)(10) of the Code) in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving ARNs.

Each purchaser or holder of ARNs, and each fiduciary who causes any entity to purchase or hold ARNs, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ARNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding ARNs on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such ARNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

On April 6, 2016, the U.S. Department of Labor issued a final regulation (29 CFR Section 2510.3-21) (the “DOL Regulation”) re-defining when a party becomes a fiduciary under ERISA and under Section 4975 of the Code in connection with the provision of “investment advice”. The DOL Regulation will become effective on the “applicability date”, which is June 9, 2017 (the “DOL Regulation Applicability Date”). The DOL Regulation provides an exception to fiduciary status in connection with the provision of advice by a person (e.g., a bank or broker-dealer) to a fiduciary of a plan (including a fiduciary to an entity that holds “plan assets”) who is independent of the advice provider in connection with arm’s length transactions related to the investment of securities or other property. We intend to qualify for this exception to fiduciary status under the DOL Regulation when it becomes applicable.

Accordingly, from and after the DOL Regulation Applicability Date, any person purchasing ARNs on behalf of a Plan (the “Plan Fiduciary”) will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of ARNs (the “Transaction”) that:

(i)	Neither Credit Suisse, MLPF&S, the Calculation Agent or any of their respective affiliates (“us” or “we”) is acting as a fiduciary (as defined under ERISA, Section 4975 of the Code and/or Section 3(21) of ERISA, and the Regulation) to the Plan with respect to its purchase of ARNs;

(ii)	The Plan Fiduciary is either:

(a)	a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”) that is regulated and supervised and subject to periodic examination by a State or Federal agency,

(b)	an insurance carrier that is qualified under the laws of more than one State to perform the services of managing, acquiring or disposing of assets of the Plan,

(c)	an investment adviser registered under the Advisers Act or, if not registered by reason of paragraph (1) of Section 203A of such Act, is registered as an investment adviser under the laws of a State in which it maintains its principal office and place of business;

(d)	a broker-dealer registered under the Securities Exchange Act of 1934, or

(e)	an independent fiduciary that holds, or that has under its management and control, total assets of at least $50 million as of the date of the Transaction (and will notify us in writing if such amount drops below $50 million);

(iii)	The Plan Fiduciary is an independent fiduciary of the Plan under ERISA or the Code, or both, with respect to the Transaction, and it is responsible for exercising independent judgment in evaluating the decision to purchase ARNs on behalf of the Plan;

(iv)	As an independent fiduciary of the Plan, the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with regard to this particular Transaction and investment strategies;

(v)	The Plan Fiduciary understands and has been informed by us that we and our affiliates are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Transaction;

(vi)	The Plan Fiduciary understands and has been fairly informed by us of the existence and nature of our financial interests in the Transaction (as discussed in the sections above, “Risk Factors — General Risks Relating to ARNs” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” and “Supplemental Use of Proceeds and Hedging” and in the related sections of the applicable term sheet); and

(vii)	The Plan Fiduciary confirms that we will not receive a fee or other compensation directly from the Plan or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice in connection with the Transaction.

Any person purchasing ARNs on behalf of a Plan on or after the DOL Regulation Applicability Date that cannot make the above representations, is ineligible to purchase ARNs on behalf of such Plan.

Any person purchasing ARNs on behalf of a Plan before the DOL Regulation Applicability Date, and any person purchasing ARNs on behalf of a Non-ERISA Arrangement at any time, will be deemed to have represented, by its purchase and holding of ARNs that (a) neither Credit Suisse, MLPF&S, the Calculation Agent nor their respective affiliates (collectively, the “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any regulations thereunder, or with respect to an Non-ERISA Arrangement under Similar Law) with respect to the acquisition, holding or disposition of ARNs, or as a result of any exercise by the Seller of any rights in connection with ARNs, (b) no advice provided by the Seller has been directed specifically to, or has been based on the particular investment needs of, such purchaser or has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with ARNs and the transactions contemplated with respect to ARNs, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to ARNs is not intended by the Seller to be impartial investment advice and is rendered in its capacity as a seller of such ARNs and not a fiduciary to such purchaser.

Each purchaser of ARNs will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of ARNs does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in ARNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.